Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST NEW YORK, NY 10001 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com
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April 28, 2026
Veralto Corporation
225 Wyman St., Suite 250
Waltham, MA 02451

RE:	Veralto Corporation;
Registration Statement on Form S-8
Ladies and Gentlemen:

We have acted as special United States counsel to Veralto Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (together with the exhibits thereto, the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) relating to the registration by the Company of deferred compensation obligations of the Company in an aggregate amount up to $5,000,000 (the “Deferred Compensation Obligations”) which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the Veralto Corporation Non-Employee Directors’ Deferred Compensation Plan (the “Sub-Plan”) which is a sub-plan established under the Veralto Corporation 2023 Omnibus Incentive Plan (the “2023 OIP”).

Veralto Corporation
April 28, 2026

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statement in the form to be filed with the Commission under the Securities Act on the date hereof;

(b) the 2023 OIP and the Sub-Plan;

(c) an executed copy of a certificate of James A. Tanaka, Vice President, Securities & Governance and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d) a copy of the Company’s Amended and Restated Certificate of Incorporation, certified pursuant to the Secretary’s Certificate as being in effect on the date of the 2023 OIP Resolutions referred to below;

(e) a copy of the Company’s Second Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Secretary’s Certificate as being in effect on the date of the Sub-Plan Resolutions referred to below and as of the date hereof;

(f) a copy of the Company’s Amended and Restated By-laws, certified pursuant to the Secretary’s Certificate as being in effect on the date of the 2023 OIP Resolutions referred to below;

(g) a copy of the Company’s Second Amended and Restated By-laws as in effect as of May 15, 2025, certified pursuant to the Secretary’s Certificate as being in effect on the date of the Sub-Plan Resolutions referred to below and as of the date hereof; and

(h) copies of certain resolutions of the Board of Directors of the Company adopted on August 24, 2023 relating to the 2023 OIP (the “2023 OIP Resolutions”) and on December 15, 2025 relating to the Sub-Plan (the “Sub-Plan Resolutions”), and certified pursuant to the Secretary’s Certificate.

Veralto Corporation
April 28, 2026

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion stated below.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of Delaware, including the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”). The Deferred Compensation Obligations may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

As used herein, "Transaction Documents" means the Deferred Compensation Obligations, the 2023 OIP and the Sub-Plan.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.    The Deferred Compensation Obligations have been duly authorized by all requisite corporate action on the part of the Company and when issued in accordance with the terms and conditions of the 2023 OIP and the Sub-Plan, the

Veralto Corporation
April 28, 2026

Deferred Compensation Obligations will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of Delaware.

The opinion stated herein is subject to the following assumptions and qualifications:
(a)we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors' rights generally, and the opinions stated herein are limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);
(b)we do not express any opinion with respect to any law, rule, regulation or order that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule, regulation or order is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;
(c)except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;
(d)we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules, regulations or orders, or to the extent any such provision purports to waive or alter, or has the effect of, waiving or altering, any statute of limitations;
(e)we do not express any opinion whether the execution or delivery of any Transaction Document by the Company, or the performance by the Company of its obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries;
(f)    the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any

Veralto Corporation
April 28, 2026

Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any Specified Document that is not a Transaction Document;
(g)     to the extent that any opinion relates to the enforceability of the choice of Delaware law and choice of Delaware forum provisions contained in any Transaction Document, the opinions stated herein are rendered solely in reliance upon Delaware Code title 6, section 2708 and are subject to the qualification that such enforceability may be subject to the exceptions and limitations in Section 2708 as well as by principles of public policy, comity and constitutionality;
(h)    we do not express any opinion with respect to the enforceability of Section 28 of the 2023 OIP to the extent that such section purports to bind the Company to the exclusive jurisdiction of any particular court or courts;
(i)    this opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type; and
(j)    subsequent to the effectiveness of the 2023 OIP and Sub-Plan and immediately prior to any issuance of the Deferred Compensation Obligations, the 2023 OIP and the Sub-Plan have not been amended, restated, supplemented or otherwise modified in any way that affects or relates to the Deferred Compensation Obligations;

In addition, in rendering the foregoing opinions we have also assumed that, at all applicable times:

(a)     neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance of the Deferred Compensation Obligations: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of Delaware which are listed in Part II of the Registration Statement), (iii) contravened or will contravene any order or decree of any governmental authority to which the Company or its properties is subject, or (iv) violated or will violate any law, rule or regulation

Veralto Corporation
April 28, 2026

to which the Company or its properties is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law); and

(b)    neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable law.

Very truly yours,

/S/SKADDEN ARPS SLATE MEAGHER & FLOM LLP

TWG